Strathmore Square
Bethesda, Maryland

Second Quarter 2024

Earnings Release and Supplemental Schedules

Aimco
CREATING VALUE

Table of Contents

Page
3	Earnings Release
7	Outlook
10	Consolidated Statements of Operations
11	Consolidated Balance Sheets
12	Schedule 1 – EBITDAre and Adjusted EBITDAre
13	Schedule 2 – Aimco Leverage and Maturities
14	Schedule 3 – Aimco Portfolio
15	Schedule 4 – Aimco Capital Additions
16	Schedule 5 – Aimco Development and Redevelopment Project Summaries
18	Schedule 6 – Stabilized Operating Properties
19	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
20	Schedule 8 – Net Asset Value Components
21	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Reports Second Quarter Results, Updates Guidance, and

Provides Highlights on Recent Activities

Denver, Colorado, August 7, 2024 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2024, updated guidance, and provided highlights on recent and planned activities.

Financial Results and Highlights

•
Aimco's net loss attributable to common stockholders per share, on a fully dilutive basis, was $(0.43) for the quarter ended June 30, 2024, due primarily to a non-cash impairment charge related to its passive equity investment in IQHQ.
•
Second quarter 2024 revenue, expenses, and net operating income ("NOI") from Aimco’s Stabilized Operating Properties increased 4.6%, 5.7%, and 4.1%, respectively, year-over-year, with average monthly revenue per apartment home increasing by 4.4% to $2,392.
•
During the second quarter, construction of Aimco's Strathmore Square and Oak Shore development projects advanced on plan. Aimco has substantially completed construction at Upton Place in Upper Northwest Washington, D.C. and, as of July 31, 2024, had leased 240 of the 689 units at rates ahead of underwriting.
•
Aimco acquired 3.0 million shares of its common stock during the second quarter at an average cost of $8.02 per share.

CEO Commentary

Wes Powell, Aimco President and Chief Executive Officer, comments: "In the second quarter, Aimco continued to produce solid results and made steady progress toward our 2024 plans and objectives.

“Aimco’s diversified portfolio of apartment communities continued to perform well during the second quarter with NOI up 4.1% year-over-year. Nearly 66% of residents whose leases were expiring signed renewals during the quarter and average monthly revenue per apartment home grew by 4.4% to $2,392. With the majority of 2024’s leasing transactions now complete, and considering the strong performance to date, we have revised our full year guidance and now expect revenue to grow between 3.25% and 3.75% and expenses to increase between 6.00% and 7.50%, resulting in NOI growth of between 1.50% to 2.75%, an increase of more than 100 basis points at the mid-point.

"Our active development projects are progressing on schedule and on budget. Year-to-date, through July, the Aimco team has brought more than 600 new apartment homes online and executed more than 250 new leases across those projects. Our current class of development projects are expected to be fully delivered by year end with NOI stabilization projected to occur during 2026. We continue to advance planning efforts in anticipation of select new project starts. Consistent with our stated guidance, total Aimco equity allocated to development and related activities is projected to be substantially reduced when compared to prior years.

“Together with our brokerage teams we continue to advance efforts related to the marketing and sale of our two-property assemblage in Miami’s Brickell neighborhood and The Hamilton, our recently completed redevelopment in Miami’s Edgewater neighborhood. While we do not plan to comment on specific pricing, terms or timelines until definitive agreements have been executed and deposits have become nonrefundable,

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we remain committed to unlocking the value embedded within these assets and prudently allocating the net proceeds, with a preference for returning capital to stockholders.

“We continue to believe that Aimco shares represent an accretive use of excess capital and, as of July 31, 2024, had repurchased 4.2 million shares year-to-date at an average price of $7.93 per share.

“Aimco's strong performance is the result of the good work produced by a talented and engaged team, whom I am thankful to work alongside, and from the diligent oversight provided by an experienced Board of Directors. Above all else, we are committed to creating and unlocking value for Aimco stockholders.”

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

Results at Aimco’s Stabilized Operating Properties were as follows:

	Second Quarter					Year-to-Date
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2024	2023	Variance	1Q 2024	Variance	2024	2023	Variance
Average Daily Occupancy	96.3%	96.2%	0.1%	97.9%	(1.6)%	97.1%	97.1%	—
Revenue, before utility reimbursements	$38.7	$37.0	4.6%	$38.6	0.2%	$77.3	$73.7	5.0%
Expenses, net of utility reimbursements	12.2	11.5	5.7%	11.5	5.6%	23.7	22.7	4.3%
Net operating income (NOI)	26.5	25.5	4.1%	27.1	(2.2)%	53.7	51.0	5.3%

•
Revenue in the second quarter 2024 was $38.7 million, up 4.6% year-over-year, resulting from a 4.4% increase in average monthly revenue per apartment home to $2,392 and a 10-basis point increase in Average Daily Occupancy to 96.3%.
•
Effective rents on all leases during the second quarter 2024 were 3.5% higher, on average, than the previous lease and 65.8% of residents whose leases were expiring signed renewals.
•
The median annual household income of new residents was $126,000 in the second quarter 2024, representing a rent-to-income ratio of 20.0%.
•
Expenses in the second quarter 2024 were up 5.7% year-over-year primarily due to higher real estate taxes.
•
NOI in the second quarter 2024 was $26.5 million, up 4.1% year-over-year.
•
Year to date, as of July 31, 2024, effective rents on all transacted leases were 3.7% higher, on average, than the previous lease.

Value Add and Opportunistic Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

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As of June 30, 2024, Aimco had two multifamily development projects under construction, a multifamily community that has been substantially completed and is now in lease-up, and a hotel that was completed in 2023 and is being stabilized. These projects remain on track, as measured by construction budget and lease-up metrics. Additionally, Aimco has a pipeline of future value add opportunities totaling approximately 13 million gross square feet of development in Aimco's target markets of Southeast Florida, the Washington D.C. Metro, and Colorado's Front Range.

During the second quarter, $29.8 million of capital was invested in Aimco's development and redevelopment activities, primarily funded through construction loan draws. Updates on active development projects and Aimco's pipeline include:

•
In Upper Northwest Washington D.C., construction at Upton Place is substantially complete. As of July 31, 2024, Aimco has delivered all 689 apartment homes with 240 units leased or pre-leased and 150 homes occupied, at rates ahead of our initial projections. Additionally, as of July 31, 2024, approximately 88% of the project's 105K square feet of retail space had been leased with tenant fit-out ongoing.
•
In Bethesda, Maryland, construction is progressing on plan at the first phase of Strathmore Square, which will contain 220 highly tailored apartment homes in two buildings. As of July 31, 2024, Aimco had delivered 175 apartment homes, leased 40 units at rates ahead of our initial projections, and welcomed residents into their new homes.
•
In Corte Madera, California, construction is ongoing at Oak Shore where 16 luxury single-family rental homes and eight accessory dwelling units are being developed. As of July 31, 2024, 13 of the residences had been delivered, seven were occupied and Aimco had pre-leased another two at rates ahead of our initial projections.
•
In the second quarter 2024, Aimco invested $3.3 million into programming, design, documentation, and entitlement efforts related to select pipeline projects located in South Florida and on the Anschutz Medical Campus in Aurora, Colorado. Consistent with Aimco's capital allocation strategy, it may choose to monetize certain of these assets prior to vertical construction in an effort to maximize value add and risk-adjusted returns.

Investment & Disposition Activity

Aimco is focused on prudently allocating capital and delivering strong investment returns. Consistent with Aimco's capital allocation philosophy, it monetizes the value within its assets when accretive uses of the proceeds are identified and invests when the risk-adjusted returns are superior to other uses of capital.

Aimco is currently marketing three assets for sale in the Miami market: 1001 and 1111 Brickell Bay Drive (The Brickell Assemblage) and The Hamilton. Our respective brokerage teams remain in active discussions with interested parties and continue to solicit offers. Aimco does not intend to comment on specific pricing, terms or timelines until definitive agreements have been executed and buyers' deposits have become nonrefundable.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including ample liquidity. As of June 30, 2024, Aimco had access to $259.4 million, including $88.5 million of cash on hand, $20.9 million of restricted cash, and the capacity to borrow up to $150.0 million on its revolving credit facility.

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Aimco’s net leverage as of June 30, 2024, was as follows:

	as of June 30, 2024
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$774,474	6.7
Total non-recourse floating rate debt	90,660	1.3
Total non-recourse construction loan debt	337,539	1.6
Cash and restricted cash	(108,995)
Net Leverage	$1,093,678

[1] Weighted average maturities presented exclude contractual extension rights.

As of June 30, 2024, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection and, including contractual extensions, Aimco has only $9.4 million, or less than 1% of its total debt, maturing prior to May 2026.

Public Market Equity

Common Stock Repurchases

•
In the second quarter, Aimco repurchased 3.0 million shares of its common stock at a weighted average price of $8.02 per share. As of July 31, 2024, Aimco had repurchased 4.2 million shares, year-to-date, at an average cost of $7.93 per share and since the start of 2022, Aimco had repurchased 13.8 million shares at an average cost of $7.48 per share.
•
In the second quarter, approximately 14,395 units of the Aimco Operating Partnership's equity securities were redeemed in exchange for cash at a weighted average price per unit of $7.99. Year to date, approximately 51,302 units were redeemed in exchange for cash at a weighted average price per unit of $7.81.

Commitment to Enhance Stockholder Value

The Aimco Board of Directors, in coordination with management, remains intently focused on maximizing and unlocking value for Aimco stockholders and continues to engage regularly with several leading advisory firms, including Morgan Stanley & Co. LLC.

Aimco’s announced plans to reduce exposure to development activity and monetize certain assets represent a commitment to simplify the portfolio and unlock embedded value when there are opportunities to do so. These efforts will further improve Aimco’s positioning in the market and provide increased flexibility as the Board of Directors continues its review and consideration of broader strategic actions to maximize stockholder value. In addition, in conjunction with our contemplated asset sales, we will prioritize return of capital to our stockholders as a key component of our capital allocation philosophy.

There can be no assurance that the ongoing review will result in any particular transaction or transactions or other strategic changes or outcomes and the timing of any such event is similarly uncertain. The Company does not intend to disclose or comment on developments related to the foregoing unless or until it determines that further disclosure is appropriate or required.

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2024 Outlook

	2Q 2024	2024	2024
$ in millions (except per share amounts), Square Feet in millions Forecast is full year unless otherwise noted	YTD Results	Forecast	Prior Forecast
Net income (loss) per share – diluted [1]	$(0.50)	$(0.80) - $(0.75)	$(0.50) - $(0.40)

Operating Properties
Revenue Growth, before utility reimbursements	5.0%	3.25% - 3.75%	1.75% - 3.75%
Operating Expense Growth, net of utility reimbursements	4.3%	6.00% - 7.50%	6.00% - 8.00%
Net Operating Income Growth	5.3%	1.50% - 2.75%	-0.75% - 2.75%
Recurring Capital Expenditures	$7	$11 - $13	$11 - $13

Active Developments and Redevelopments
Total Direct Costs of Projects in Occupancy Stabilization at Period End [2]	$68	$648	$648
Total Direct Costs of Projects Under Construction at Period End [2]	$580	$0 - $250	$0 - $250
Direct Project Costs	$49.0	$70 - $100	$70 - $100
Other Capitalized Costs	$14.5	$18 - $20	$15 - $20
Construction Loan Draws [3]	$62.4	$88 - $90	$85 - $90
JV Partner Equity Funding	$0	$0 - $25	$0 - $25
AIV Equity Funding [4]	$1.1	$0 - $5	$0 - $5

Pipeline Projects
Pipeline Size Gross Square Feet at Period End [5]	13.3	9.5 - 13.3	9.5 - 13.3
Pipeline Size Multifamily Units at Period End [5]	5,972	4,358 - 5,972	4,358 - 5,972
Pipeline Size Commercial Sq Ft at Period End [5]	1.7	1.2 - 1.7	1.2 - 1.7
Planning Costs	$4.1	$5 - $10	$8 - $15

Real Estate Transactions
Acquisitions	None	None	None
Dispositions [6]	None	See Below	See Below

General and Administrative	$16.1	$33 - $35	$33 - $35

Leverage
Interest Expense, net of capitalization [7]	$23.0	$56 - $58	$52 - $57

[1] Net income (loss) per share - diluted does not include any gains associated with potential transactions in 2024.

[2] Includes land or leasehold value.

[3] Construction loan draws at Aimco share in first half of 2024 were $53.8 million.

[4] Full year AIV equity funding is expected to be between $0 and $5 million. Quarter-end balances may fluctuate depending on timing of construction loan draws.

[5] Includes pipeline projects as presented on Supplemental Schedule 5b.

[6] While Aimco does not provide specific guidance related to future transactions, in the first half of 2024, Aimco brought to market its Brickell Assemblage, a two-property waterfront assemblage located in Miami, Florida, and The Hamilton, its recently completed waterfront redevelopment in Miami’s Edgewater neighborhood.

[7] Includes GAAP interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

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Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced professionals based in three regions, where it will focus its new investment activity: Southeast Florida, the Washington D.C. Metro Area and Colorado's Front Range. By regionalizing this platform, Aimco can leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Sr. Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, developments, and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: the risk that the 2024 plans and goals may not be completed, as expected, in a timely manner or at all; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES:
Rental and other property revenues	$51,148	$45,674	$101,350	$89,942

OPERATING EXPENSES:
Property operating expenses	22,557	18,783	43,756	36,287
Depreciation and amortization	22,110	17,031	41,578	33,302
General and administrative expenses	7,577	7,890	16,126	16,293
Total operating expenses	52,244	43,704	101,460	85,882

Interest income	2,535	2,478	5,183	4,536
Interest expense [1]	(16,820)	(9,656)	(30,190)	(19,381)
Realized and unrealized gains (losses) on interest rate options	640	3,383	2,312	2,326
Realized and unrealized gains (losses) on equity investments [2]	(47,264)	1,094	(47,535)	1,231
Gains on dispositions of real estate	-	1,878	-	1,878
Other income (expense), net	(1,286)	(1,420)	(2,876)	(4,872)
Income (loss) before income tax benefit	(63,291)	(273)	(73,216)	(10,222)
Income tax benefit (expense)	2,188	417	4,917	4,613
Net income (loss)	(61,103)	144	(68,299)	(5,609)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,598)	(3,576)	(7,158)	(6,849)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	811	(348)	827	(613)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	3,364	178	3,918	652
Net income (loss) attributable to Aimco	$(60,526)	$(3,602)	$(70,712)	$(12,419)

Net income (loss) attributable to common stockholders per share – basic	$(0.43)	$(0.02)	$(0.50)	$(0.09)
Net income (loss) attributable to common stockholders per share – diluted	$(0.43)	$(0.02)	$(0.50)	$(0.09)

Weighted-average common shares outstanding – basic	139,816	144,195	140,205	145,007
Weighted-average common shares outstanding – diluted	139,816	144,195	140,205	145,007

[1] Interest expense increased in the three and six months ended June 30, 2024 from the same periods ending June 30, 2023, due primarily to increased construction loan draws and reduced capitalization as development projects are advanced and completed.

[2] In the second quarter 2024, realized and unrealized losses on equity investments were $47.3 million primarily due to a non-cash impairment charge related to its passive equity investment in IQHQ.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2024	2023
Assets
Buildings and improvements	$1,657,258	$1,593,802
Land	620,246	620,821
Total real estate	2,277,504	2,214,623
Accumulated depreciation	(602,375)	(580,802)
Net real estate	1,675,129	1,633,821
Cash and cash equivalents	88,539	122,601
Restricted cash	20,859	16,666
Notes receivable	57,660	57,554
Right-of-use lease assets - finance leases	108,353	108,992
Other assets, net	106,574	149,841
Total assets	$2,057,114	$2,089,475

Liabilities and Equity
Non-recourse property debt, net	$845,237	$846,298
Non-recourse construction loans, net	366,078	301,443
Total indebtedness	1,211,315	1,147,741
Deferred tax liabilities	106,537	110,284
Lease liabilities - finance leases	120,353	118,697
Accrued liabilities and other	126,155	121,143
Total liabilities	1,564,360	1,497,865

Redeemable noncontrolling interests in consolidated real estate partnerships	174,849	171,632

Equity:
Common Stock	1,372	1,406
Additional paid-in capital	439,168	464,538
Retained earnings (deficit)	(187,004)	(116,292)
Total Aimco equity	253,536	349,652
Noncontrolling interests in consolidated real estate partnerships	50,280	51,265
Common noncontrolling interests in Aimco Operating Partnership	14,089	19,061
Total equity	317,905	419,978
Total liabilities and equity	$2,057,114	$2,089,475

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended June 30, 2024	Twelve Months Ended June 30, 2024
Net Income (loss)	$(61,103)	$(219,993)
Adjustments:
Interest expense	16,820	48,527
Income tax (benefit) expense	(2,188)	(13,057)
Gains on dispositions of real estate	-	(6,106)
Depreciation and amortization	22,110	77,110
Adjustment related to EBITDAre of unconsolidated partnerships	217	673
EBITDAre	$(24,144)	$(112,846)
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(3,598)	(14,233)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	811	(2,551)
EBITDAre adjustments attributable to noncontrolling interests	(929)	(1,765)
Mezzanine investment (income) loss, net	628	156,813
Realized and unrealized (gains) losses on interest rate contracts	(640)	(1,105)
Unrealized (gains) losses on IQHQ investment	46,972	46,972
Adjusted EBITDAre	$19,100	$71,285

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [3]	Stated	Capped
Fixed rate loans payable	$770,128	$4,346	—	$774,474	6.7	4.25%	4.25%
Floating rate loans payable	81,300	9,360	—	90,660	1.3	9.83%	8.00%
Construction loan debt [1]	371,584	—	(34,045)	337,539	1.6	9.39%	7.74%
Total non-recourse debt [2]	$1,223,012	$13,706	$(34,045)	$1,202,673	4.8	6.19%	5.56%

Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(109,398)	—	403	(108,995)
Net Leverage	$1,113,614	$13,706	$(33,642)	$1,093,678

Aimco Share Non-Recourse Debt

					Average Rate on Maturing Debt
	Amortization	Maturities [3]	Total	Maturities as a Percent of Total	Stated	Capped
2024 3Q	$999	$—	$999	—%	—%	—%
2024 4Q	1,014	—	1,014	—	—	—
Total 2024	2,013	—	2,013	—	—	—

2025 1Q	1,028	—	1,028	—	—	—
2025 2Q [4]	1,025	146,981	148,006	12.22%	9.89%	8.06%
2025 3Q [5]	1,035	100,700	101,735	8.37%	8.64%	6.31%
2025 4Q	1,050	175,400	176,450	14.58%	9.78%	8.45%
Total 2025	4,138	423,081	427,219	35.17%	9.54%	7.80%

2026	2,816	75,519	78,335	6.28%	3.10%	3.10%
2027	2,116	—	2,116	—	—	—
2028	2,195	—	2,195	—	—	—
2029	2,278	179,646	181,924	14.94%	4.66%	4.66%
2030	2,363	—	2,363	—	—	—
2031	1,696	104,508	106,204	8.69%	3.20%	3.20%
2032	112	221,639	221,751	18.43%	4.62%	4.62%
2033	—	173,435	173,435	14.42%	4.60%	4.60%
Thereafter	—	5,118	5,118	0.43%	3.25%	3.25%

Total Aimco Share	$19,727	$1,182,946	$1,202,673

[1] Aimco’s construction loan debt consists primarily of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $11.7 million of deferred financing costs.

[3] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the weighted average maturity is 5.4 years and Aimco has only $9.4 million of loans, at Aimco share, maturing prior to May 2026.

[4] In the second quarter, Aimco and its joint venture partner refinanced the project's land loan, Aimco's share of the new loan is $9.4 million and has an initial maturity date in the second quarter 2025.

[5] In the second quarter, Aimco exercised a 1-year contractual extension on the construction loan at The Hamilton.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

June 30, 2024
Class A Common Stock Outstanding	137,167
Participating unvested restricted stock	2,448
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	1,684
Total shares and potentially dilutive share equivalents	141,299
Common Partnership Units and equivalents outstanding	8,642
Total shares, units and potentially dilutive share equivalents	149,941

Second Quarter 2024 Earnings Release and Supplemental Schedules | 13

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [3]	Office and Retail Sq Ft	Hotel Keys	Development Land [4]
Consolidated
Stabilized Operating Properties	21	5,600	27.1	-	-
Other Real Estate [1]	2	-	295.0	106	-
Development and Redevelopment - Owned [2]	3	1,185	114.1	-	-
Development and Redevelopment - Land [3]	6	-	-	-	21.9
Development and Redevelopment - Leased	1	24	-	-	-
Total Consolidated	33	6,809	436.2	106	21.9
Unconsolidated	6	142	-	-	2.8
Total Portfolio	39	6,951	436.2	106	24.7

Total Consolidated (Aimco Share)		6,729	425.2	106.0	20.6
Total Unconsolidated (Aimco Share)		73	-	-	0.6
Total Portfolio (Aimco Share)		6,802	425.2	106	21.2

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida; and The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado.

[2] Development and Redevelopment - Owned includes:

•
The Hamilton a 276-unit recently completed redevelopment in Miami, Florida, Upton Place a 689-unit substantially completed development in Upper Northwest Washington D.C. with 105,053 square feet of retail, and Strathmore Square a 220-unit apartment community with 9,000 square feet of retail that is being constructed in Bethesda, Maryland.

[3] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
Two land parcels in Miami, Florida for potential future developments adjacent to The Hamilton;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[4] Number of apartment homes includes all current apartments and those authorized for development.

[5] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024

Capital Replacements and Casualty	$4,319	$7,046
Property Upgrades	115	223
Tenant Improvements	2,543	2,818
Development and Redevelopment	29,809	72,568
Total Capital Additions [1]	$36,785	$82,655

[1] Second quarter 2024 total capital additions include $22.0 million of Direct Capital Investment ($18.7 million on active projects and $3.3 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 5(a)

Aimco Active Development Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
Project Name	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [6]	Stabilized Occupancy [6]	NOI Stabilization [6]
Upton Place [1]	Washington, D.C.	689	28%	105,053	82%	4Q 2023	4Q 2025	4Q 2026
Strathmore Square	Bethesda, MD	220	11%	9,000	—	2Q 2024	4Q 2025	4Q 2026
Oak Shore	Corte Madera, CA	24	38%	—	—	4Q 2023	1Q 2025	1Q 2026

Total		933		114,053

				Direct Capital Investment
Project Name	Status	Aimco Ownership [5]	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
Upton Place [2]	Lease-up	90%	92.8	245.0	234.8	10.2
Strathmore Square	Lease-up / Active Construction	95%	24.9	164.0	147.3	16.7
Oak Shore	Lease-up / Active Construction	100%	6.1	47.1	41.7	5.4

Total			$123.8	$456.1	$423.8	$32.3

Estimated Direct Costs of Active Projects [3]			$579.9
Estimated Direct Costs of Projects in Occupancy Stabilization [4]			$68.3
Total Estimated Direct Costs of Development Portfolio			$648.2
Estimated Stabilized NOI			$44.1

[1] As of July 31, 2024, the commercial space at Upton Place was 88% leased.

[2] The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture.

[3] Estimated Direct Costs of Projects Under Construction represents the total of the land cost or property valuation for leasehold and the planned Direct Capital Investment.

[4] Includes the land cost and Direct Capital Investment for The Benson Hotel and Faculty Club, a 106-key hotel and event space on the Anschutz Medical Campus in Aurora, Colorado.

[5] Aimco ownership presented as estimated upon construction completion.

[6] Occupancy timing and stabilization are estimates subject to change.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. Aimco expects to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, and the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, annual pipeline carry costs (exclusive of incremental investment) are fully covered by the cash flow from operating properties on the Brickell Assemblage. As previously announced, Aimco is marketing the Brickell Assemblage for sale.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
556-640 NE 34th Street (Miami)	Hamilton House	1.10	560,000	114	6,500	3Q 2024
3333 Biscayne Boulevard (Miami)	3333 Biscayne [3]	2.80	1,760,000	650	176,000	2025
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	2025
300 Broward Boulevard (Fort Lauderdale)	300 Broward [3]	2.31	1,700,000	935	40,000	2025
901 N Federal Highway (Fort Lauderdale)	Flagler Village Phase I	5.70	1,830,000	690	230,000	2025
1001-1111 Brickell Bay Drive (Miami)	Brickell Assemblage	4.25	3,200,000	1,500	500,000	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase II	1.70	400,000	300	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.40	400,000	300	—	2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2025
Colorado's Front Range
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	4Q 2024
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	2025
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2025
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2028
Total Future Pipeline		38.52	13,260,000	5,972	1,693,500

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage includes land owned and land controlled through options for future development, for the Bioscience project, acreage is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

2Q 2024 v. 2Q 2023			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2024	2Q 2023	Growth	2Q 2024	2Q 2023	Growth	2Q 2024	2Q 2023	Growth	2Q 2024	2Q 2024	2Q 2023	2Q 2024	2Q 2023
Boston	5	2,719	$16,850	$15,893	6.0%	$4,760	$4,267	11.6%	$12,090	$11,626	4.0%	71.8%	96.4%	95.5%	$2,142	$2,041
Chicago	7	1,495	10,356	9,931	4.3%	3,385	3,243	4.4%	6,971	6,688	4.2%	67.3%	96.8%	97.5%	2,386	2,271
New York City	3	150	2,129	2,019	5.4%	855	877	(2.5%)	1,274	1,142	11.6%	59.8%	98.4%	98.2%	4,809	4,567
SE Florida	2	729	6,340	6,068	4.5%	2,095	2,069	1.3%	4,245	3,999	6.2%	67.0%	96.4%	96.3%	3,008	2,881
Other Markets [1]	4	507	3,026	3,100	(2.4%)	1,057	1,040	1.6%	1,969	2,060	(4.4%)	65.1%	93.5%	95.2%	2,128	2,141
Total	21	5,600	$38,701	$37,011	4.6%	$12,152	$11,496	5.7%	$26,549	$25,515	4.1%	68.6%	96.3%	96.2%	$2,392	$2,291

2Q 2024 v. 1Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2024	1Q 2024	Growth	2Q 2024	1Q 2024	Growth	2Q 2024	1Q 2024	Growth	2Q 2024	2Q 2024	1Q 2024	2Q 2024	1Q 2024
Boston	5	2,719	$16,850	$16,888	(0.2%)	$4,760	$4,549	4.6%	$12,090	$12,339	(2.0%)	71.8%	96.4%	98.2%	$2,142	$2,109
Chicago	7	1,495	10,356	10,255	1.0%	3,385	2,952	14.7%	6,971	7,303	(4.5%)	67.3%	96.8%	98.1%	2,386	2,332
New York City	3	150	2,129	2,091	1.8%	855	967	(11.6%)	1,274	1,124	13.3%	59.8%	98.4%	98.8%	4,809	4,704
SE Florida	2	729	6,340	6,329	0.2%	2,095	2,009	4.3%	4,245	4,320	(1.7%)	67.0%	96.4%	98.0%	3,008	2,953
Other Markets [1]	4	507	3,026	3,076	(1.6%)	1,057	1,026	3.0%	1,969	2,050	(4.0%)	65.1%	93.5%	96.0%	2,128	2,107
Total	21	5,600	$38,701	$38,639	0.2%	$12,152	$11,503	5.6%	$26,549	$27,136	(2.2%)	68.6%	96.3%	97.9%	$2,392	$2,348

2Q 2024 YTD v. 2Q 2023 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2024 YTD	2Q 2023 YTD	Growth	2Q 2024 YTD	2Q 2023 YTD	Growth	2Q 2024 YTD	2Q 2023 YTD	Growth	2Q 2024 YTD	2Q 2024 YTD	2Q 2023 YTD	2Q 2024 YTD	2Q 2023 YTD
Boston	5	2,719	$33,738	$31,800	6.1%	$9,308	$8,807	5.7%	$24,430	$22,993	6.2%	72.4%	97.3%	96.7%	$2,126	$2,016
Chicago	7	1,495	20,611	19,618	5.1%	6,338	6,391	(0.8%)	14,273	13,227	7.9%	69.2%	97.4%	97.8%	2,358	2,236
New York City	3	150	4,221	4,009	5.3%	1,822	1,855	(1.8%)	2,399	2,154	11.4%	56.8%	98.6%	98.9%	4,757	4,505
SE Florida	2	729	12,669	12,051	5.1%	4,104	3,661	12.1%	8,565	8,390	2.1%	67.6%	97.2%	97.2%	2,980	2,833
Other Markets [1]	4	507	6,102	6,205	(1.7%)	2,083	1,969	5.8%	4,019	4,236	(5.1%)	65.9%	94.7%	96.2%	2,118	2,119
Total	21	5,600	$77,341	$73,683	5.0%	$23,655	$22,683	4.3%	$53,686	$51,000	5.3%	69.4%	97.1%	97.1%	$2,370	$2,259

[1] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 7

Aimco Transactions

(dollars in millions) (unaudited)

In February 2024, Aimco sold a majority of its partnership interest in St. George Villas, a small, 40-unit, income-restricted property in South Carolina. Aimco's remaining 1% is under contract for disposition in the first quarter 2025.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions)(pre-tax)(unaudited)

Net Assets	2Q 2024
Annualized NOI for Stabilized Operating Properties [1]	$106.2
Annualized NOI for other consolidated real estate [1][2]	15.9
Annualized NOI for unconsolidated real estate at AIV share [1]	2.1
Projected Annual NOI for Development Projects upon stabilization [1][3]	44.1
Land, Planning and Entitlement Investment at cost [4]	154.0
IQHQ and Real Estate Tech Fund Investments [5]	17.8
Cash and cash equivalents	88.5
Restricted cash	20.9
Notes receivable [6]	57.7
Fair value adjustment on fixed rate property debt & preferred equity	77.1

Net Liabilities [7]
Non-recourse property debt, net [8]	$851.4
Non-recourse construction loans, net [8]	371.6
Preferred equity interests	174.8
Investment remaining to complete active developments and redevelopments [3]	32.3
Amounts drawn on Aimco's revolving secured credit facility	-
Other liabilities, net	149.0

Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents	149.9
Noncontrolling interests in real estate [9]

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.

[2] Other consolidated real estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida, and The Hamilton, a 276-unit recently completed redevelopment that reached stabilized occupancy in the third quarter 2023.

[3] See Supplemental Schedule 5 for additional details.

[4] Includes acquisition price for land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is:

•
The value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be at least $40 million; and
•
The Brickell Assemblage, which is currently improved with two operating assets included in the annualized NOI amounts above. Based on recent comparable sales, Aimco estimates the current value of the 4.25-acre waterfront assemblage to be $125 - $175 million higher than the value of the real estate based on a capitalization of current NOI calculation.

[5] Investment value for IQHQ is based on cost, adjusted for any impairment or observable price changes, the Real Estate Tech Funds are valued based on 2Q 2024 GAAP fair value. In 2Q 2024, as part of Aimco's quarterly analysis, it recognized a non-cash impairment charge related to its passive equity investment in IQHQ.

[6] Notes receivables presented at book value.

[7] Not included above is the tax liability that may be recognized on the disposition of certain assets, primarily Aimco’s 1001 Brickell Bay Drive office building, held by Aimco’s Taxable REIT Subsidiaries. Aimco’s balance sheet includes a $106.5 million deferred tax liability and a $4.1 million deferred tax asset representing the difference of the tax basis versus the carrying value for GAAP at the effective tax rates. The tax liability at disposition is most likely lower.

[8] Amounts presented exclude deferred financing costs.

[9] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $40 - $50 million.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 20

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.3% of the legal interest in the common partnership units of the Aimco OP and 94.7% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•
adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

Second Quarter 2024 Earnings Release and Supplemental Schedules | 21

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of realized and unrealized gains or losses recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains or losses recognized by Aimco on its passive equity investment in IQHQ; and
•
the amount of non-cash investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments include a mezzanine loan inherited by Aimco from its predecessor. The loan was made to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California, with an initial investment of $275 million. The contractual balance of the loan, including accrued and unpaid interest, at June 30, 2024 was $428.4 million, net of non-cash impairment charges recognized in the fourth quarter 2022 and 2023, the carrying value has been reduced to $0. In June 2023, Aimco closed on the sale of a 20%, non-controlling interest in the mezzanine loan for $33.5 million plus a $4 million payment to secure an option on the remaining portion which has since expired. Separately, Aimco monetized its associated interest rate swaption for $54 million.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, fee income, and certain non-recurring items, as well as activity related to our Mezzanine Investment.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of June 30, 2024, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$126.2
Lease liabilities - finance leases (per Consolidated Balance Sheet)	120.4
Other assets, net (per Consolidated Balance Sheet)	(106.6)
Total	140.0

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	17.8
Unconsolidated real estate partnerships	23.5

Reduction in liabilities (GAAP amount not reflective of value):

Mezzanine Investment - Participation Sold	(32.3)

Other liabilities, net (per Schedule 8)	$149.0

Second Quarter 2024 Earnings Release and Supplemental Schedules | 22

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	June 30, 2024		June 30, 2023
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$51,148	$22,557	$45,674	$18,783

Adjustment: Stabilized Operating utilities reimbursement	(1,592)	(1,592)	(1,414)	(1,414)

Adjustment: Other Real Estate	(5,019)	(3,275)	(3,815)	(3,103)

Adjustment: Non-stabilized and other amounts not allocated [2]	(5,836)	(5,538)	(3,434)	(2,770)

Total Stabilized Operating (per Schedule 6)	$38,701	$12,152	$37,011	$11,496

Segment NOI Reconciliation	Six Months Ended (in thousands)
	June 30, 2024		June 30, 2023
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$101,350	$43,756	$89,942	$36,287

Adjustment: Utilities reimbursement	(3,458)	(3,458)	(3,031)	(3,031)

Adjustment: Other Real Estate	(9,783)	(6,258)	(7,486)	(4,631)

Adjustment: Non-stabilized and other amounts not allocated [2]	(10,768)	(10,385)	(5,742)	(5,942)

Total Stabilized Operating (per Schedule 6)	$77,341	$23,655	$73,683	$22,683

Second Quarter 2024 Earnings Release and Supplemental Schedules | 23

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2023 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building that it owns as part of an assemblage with an adjacent apartment building and a boutique hotel and event center.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

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